EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2015, relating to the consolidated financial statements and financial statement schedule of Griffin-American Healthcare REIT III, Inc. appearing in the Annual Report on Form 10-K of Griffin-American Healthcare REIT III, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Costa Mesa, California
March 25, 2015